Exhibit 99.1

UNITED AIRLINES                                                                                                                             News Release                                                             Worldwide Communications Contact: Media Relations:   847.700.5538 Evenings/Weekends:  847.700.4088

UNITED AIRLINES SAYS CUSTOMERS SHOULD BOOK WITH CONFIDENCE; EXPECTS
NO DISRUPTION TO ITS SCHEDULE AS NMB RECOMMENDS
PRESIDENTIAL EMERGENCY BOARD

For Immediate Release

               CHICAGO, Nov. 19, 2001 - United Airlines said today that it did not expect inconvenience to customers as a result of today's developments in negotiations for a new contract with its mechanics represented by the International Association of Machinists (IAM) District 141M.

               Following processes laid down by federal law, the National Mediation Board (NMB) has released both parties from mediation and offered both sides binding arbitration. United accepted the offer of arbitration. However, the NMB's arbitration offer was rejected by the IAM.

               The NMB therefore will commence a 30-day "cooling off" period during which union members are not permitted to engage in a strike or other disruptive labor action. In making its announcement, the NMB said that "it will recommend that the President create a Presidential Emergency Board (PEB) at the end of the cooling off period, thus avoiding any possibility of a work stoppage during the holidays. The NMB expects this step to assist the parties in resolving their dispute."

               If the NMB's recommendation on a PEB is accepted by the White House, the IAM would not be free to strike at the end of the 30 day cooling-off period.  Instead, the PEB would have 60 days to study the issue and recommend a solution. No disruptive labor actions by the union or its members, or "self-help" by the company can occur during this additional two-month period.

               In deciding on the PEB, United is hopeful that the same consistent standards applied by the government in other major airline labor disputes this year will be used in this case to ensure there is no disruption to customers, communities and economies.

               "United is disappointed that the IAM rejected independent arbitration, but we stand ready to continue discussions with the union at any time," said Bill Hobgood, United Airlines' senior vice president for Human Resources. "We recognize the hard work and commitment of our mechanics and are eager to reach an agreement that will satisfy them. In the meantime, it's important for our customers to understand how current processes and precedent in this type of situation will protect them. In short, we don't expect any disruption to our schedules as a result of today's announcement."

               Separately, United also is in discussions on a new contract for its public contact and ramp & stores employees represented by IAM District 141. These discussions continue to progress with assistance from federal mediators.

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